Form 10-Q

Exhibit 10.3
FOURTH AMENDMENT
(METRO PLAZA)
THIS FOURTH AMENDMENT (this "Fourth Amendment") is made and entered into as of April 4, 2018, by and between HUDSON METRO PLAZA, LLC, a Delaware limited liability company ("Landlord"), and NUTANIX, INC., a Delaware corporation ("Tenant").
RECITALS

A.
Landlord (as successor in interest to CA-Metro Plaza Limited Partnership, a Delaware limited partnership) and Tenant are parties to that certain lease dated April 23, 2014 (the "Original Lease"), as previously amended by that certain First Amendment dated March 23, 2015 ("First Amendment"), by that certain Second Amendment dated January 28, 2016 ("Second Amendment"), and by that certain Third Amendment dated July 28, 2016 ("Third Amendment") (as amended, the "Lease"). Pursuant to the Lease, Landlord has leased to Tenant space currently containing a total of approximately 28,121 rentable square feet (the "Premises") comprised of approximately 9,716 rentable square feet described as Suite No. 280 located on the second (2nd) floor and approximately 18,405 rentable square feet described as Suite No. 300 located on the third (3rd) floor of the building commonly known as 181 Metro Drive located at 181 Metro Drive, San Jose, California 95110 (the "Building").

B.
Pursuant to Section 1 of the Third Amendment, the Lease will expire by its terms on March 31, 2021 (the "Existing Expiration Date"), and the parties wish to extend the term of the Lease on the following terms and conditions.

NOW, THEREFORE, in consideration of the above recitals which by this reference are incorporated herein, the mutual covenants and conditions contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

1.
Extension. The term of the Lease is hereby extended through May 31, 2024 (the "Fourth Amendment Expiration Date"). The portion of the term of the Lease beginning on April 1, 2021 and ending on the Fourth Amendment Expiration Date shall be referred to herein as the "Fourth Amendment Extended Term."

2.
Base Rent. During the period from the date of this Fourth Amendment through March 31, 2021, Tenant shall pay Base Rent for the Premises in accordance with the terms and conditions of the Lease. During the Fourth Amendment Extended Term, the schedule of Base Rent for the Premises shall be as follows:

Period of the Fourth Amendment Extended Term	Annual Rate Per Square Foot (rounded to the nearest 100th of a dollar)	Monthly Base Rent
4/1/2021 - 3/31/2022	$43.01	$100,789.72
4/1/2022 - 3/31/2023	$44.30	$103,813.41
4/1/2023 - 3/31/2024	$45.63	$106,927.81
4/1/2024 - 5/31/2024	$47.00	$110,135.65
All such Base Rent shall be payable by Tenant in accordance with the terms of the Lease. Notwithstanding the foregoing, Base Rent for the Premises shall be abated, in the amount of $100,789.72, for the month of April 2021; provided, however, that if a Default exists when any such abatement would otherwise apply, such abatement shall be deferred until the date, if any, on which such Default is cured.

3.
Expenses and Taxes. During the Fourth Amendment Extended Term, Tenant shall pay Tenant's Share of Expenses and Taxes for the Premises in accordance with the terms of the Lease; provided, however, that from and after April 1, 2021, the Base Year for the Premises shall be 2021.

4.	Improvements to the Premises.

4.1
Configuration and Condition of the Premises. Tenant acknowledges that it currently is, and as of the commencement of the Fourth Amendment Extended Term will be, in possession of the Premises and agrees to accept them "as is" without any representation by Landlord regarding their configuration or condition and without any obligation on the part of Landlord to perform or pay for any alteration or improvement, except as may be otherwise expressly provided in Section 5.2 of the Third Amendment and this Fourth Amendment.

4.2
Responsibility for Improvements to the Premises. Tenant shall be entitled to perform additional improvements to the Premises, and to receive an allowance from Landlord for such improvements, in accordance with the terms and conditions of the Work Letter attached to the Third Amendment as Exhibit A; provided that (i) the Allowance referenced in Section 1.1 of the Work Letter shall be $13.89 per rentable square foot of the Premises (for a total Allowance of $390,600.69) and shall be available to Tenant from and after May 31, 2018, (ii) the reference to "March 31, 2019" contained in the last sentence of Section 1.1 of the Work Letter shall be revised to "December 31, 2021," and (iii) the Coordination Fee, referenced in Section 2.3 of the Work Letter shall be 1.5% of the cost of the Tenant Improvement Work.

4.3
Other Modifications with respect to the Premises. The reference to March 31, 2019 contained in the last sentence of Section 1.1 of the Work Letter attached to the Third Amendment as Exhibit A is hereby replaced with "December 31, 2019" as it applies to the $10.00 per rentable square foot originally provided in Exhibit A of the Third Amendment (as opposed to the additional $13.89 per rentable square foot of the Premises provided in Section 4.2 above, which must be used by December 31, 2021 per Section 4.2 above).

5.
Security Deposit. Tenant has previously deposited with Landlord $89,495.08 as a Security Deposit under the Lease. Landlord shall continue to hold the Security Deposit in accordance with the terms and conditions of Section 21 of the Original Lease.

6.
Extension Option. Section 6 of the Third Amendment is hereby deleted in its entirety. Tenant shall retain the right to further extend the term of the Lease for the entire Premises for one (1) additional period of three (3) years under the terms and conditions of Section 7 of the First Amendment, provided (a) all references in such Section 7 to the "Modified Expiration Date" shall mean and refer to the Fourth Amendment Expiration Date referenced in Section 1 above, and (b) the reference to "2018" in the last clause of Section 7.2.(B) of the First Amendment shall be modified to "2024".

7.
California Civil Code Section 1938. Pursuant to California Civil Code § 1938, Landlord hereby states that the Premises have not undergone inspection by a Certified Access Specialist (CASp) (defined in California Civil Code § 55.52) and provides the following notification to Tenant: "A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction related accessibility standards within the premises." In accordance with the foregoing, Landlord and Tenant agree that if Tenant requests a CASp inspection of the Premises, then Tenant shall pay (i) the fee for such inspection, and (ii) the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the Premises;

provided, that, if Tenant is required to obtain such CASp inspection by applicable Law or to avoid any penalty imposed under applicable Law, then the cost of and obligation of making any repairs necessary to correct violations of construction-related accessibility standards within the Premises shall be governed by the provisions of the Lease.

8.
Package HVAC Units. In the event Tenant desires to utilize any existing dedicated heating, ventilation and air conditioning units ("Package Units") within any portion of the Premises, or installs, as part of the Tenant Improvement Work or as an Alteration, new Package Units within any portion of the Premises, the plans and specifications for any Package Units shall be subject to Landlord's reasonable approval. If Tenant elects to utilize or install Package Units within the Premises, Tenant shall also install, at Tenant's sole cost and expense, separate meters or at Landlord's option, sub-meters, in order to measure the amount of electricity furnished to such Package Units and Tenant shall be responsible for Landlord's actual cost of supplying electricity to such units as reflected by such meters or sub-meters, which amounts shall be payable on a monthly basis as Additional Rent. Tenant shall be responsible for maintenance and repair of the Package Units pursuant to Section 25.5 of the Original Lease and such units may be subject to removal by Tenant upon the expiration or earlier termination of the Lease pursuant to Section 25.5 of the Original Lease.

9.
Surrender. Except as required under Section 23 of the Original Lease (regarding removal of Lines) and except as required under Section 25.5 of the Original Lease and Section 8 above (regarding Units and Package Units), and except for Tenant's obligation to remove all of Tenant's full floor signage (i.e., any signage in the elevator lobby, hallways, or other areas of any full floor leased by Tenant), upon the expiration or earlier termination of the Lease, as amended hereby, Tenant shall surrender possession of the Premises to Landlord in as good condition and repair as exists as of the date of this Fourth Amendment, except for reasonable wear and tear, casualty, condemnation and repairs that are Landlord's express responsibility hereunder. Notwithstanding the foregoing, (a) in the event any Alterations are installed by Tenant in the Premises after the date of this Fourth Amendment which are not approved by Landlord, Tenant shall remove such non-approved Alterations upon the expiration or earlier termination of the Lease and repair any damage associated with such removal, and (b) in the event Alterations are installed by Tenant in the Premises after the date of this Fourth Amendment (including, without limitation, any Tenant Improvement Work to be installed in the Premises by Tenant in accordance with the Work Letter attached to the Third Amendment as Exhibit A), which are approved by Landlord, Tenant shall not be required to remove such Tenant Improvement Work or Alterations upon the expiration or earlier termination of the Lease. For clarity, nothing contained in this Section 10 shall be construed to limit Tenant's obligation to remove the Lines, Units, Package Units upon the expiration or earlier termination of the Lease.

10.	Miscellaneous.

10.1
This Fourth Amendment and the attached exhibits, which are hereby incorporated into and made a part of this Fourth Amendment, set forth the entire agreement between the parties with respect to the matters set forth herein. There have been no additional oral or written representations or agreements. Tenant shall not be entitled, in connection with entering into this Fourth Amendment, to any free rent, allowance, alteration, improvement or similar economic incentive to which Tenant may have been entitled in connection with entering into the Lease, except as may be otherwise expressly provided in this Fourth Amendment.

10.2	Except as herein modified or amended, the provisions, conditions and terms of the Lease shall remain unchanged and in full force and effect.

10.3	In the case of any inconsistency between the provisions of the Lease and this Fourth Amendment, the provisions of this Fourth Amendment shall govern and control.

10.4
Submission of this Fourth Amendment by Landlord is not an offer to enter into this Fourth Amendment but rather is a solicitation for such an offer by Tenant. Landlord shall not be bound by this Fourth Amendment until Landlord has executed and delivered it to Tenant.

10.5	Capitalized terms used but not defined in this Fourth Amendment shall have the meanings given in the Lease.

10.6
Tenant shall indemnify and hold Landlord, its trustees, members, principals, beneficiaries, partners, officers, directors, employees, mortgagee(s) and agents, and the respective principals and members of any such agents harmless from all claims of any brokers, other than Savills Studley, claiming to have represented Tenant in connection with this Fourth Amendment. Landlord shall indemnify and hold Tenant, its trustees, members, principals, beneficiaries, partners, officers, directors, employees, and agents, and the respective principals and members of any such agents harmless from all claims of any brokers claiming to have represented Landlord in connection with this Fourth Amendment. Tenant acknowledges that any assistance rendered by any agent or employee of any affiliate of Landlord in connection with this Fourth Amendment has been made as an accommodation to Tenant solely in furtherance of consummating the transaction on behalf of Landlord, and not as agent for Tenant.

10.7
Landlord represents and warrants to Tenant that to Landlord's actual knowledge, without any duty of inquiry, no Security Agreement which is secured by the Building exists on the date hereof. Tenant acknowledges and agrees that Landlord leases the land underlying the Project pursuant to a ground lease (the "Ground Lease") under which Landlord currently is the lessee and the lessor. Tenant agrees that in the event of any merger of the ground leasehold interest with fee ownership of the Premises or other termination of the Ground Lease relating to the Premises, the Lease (as amended) shall not be terminated or destroyed by the application of the doctrine of merger and the Lease (as amended) shall continue in full force and effect notwithstanding any such merger or other termination.

10.8
This Fourth Amendment may be executed in any number of duplicate originals, all of which shall be of equal legal force and effect. Additionally, this Fourth Amendment may be executed in counterparts, but shall become effective only after each party has executed a counterpart hereof; all said counterparts when taken together, shall constitute the entire single agreement between the parties. This Fourth Amendment may be executed by a party's signature transmitted by portable document format ("pdf") or email or by a party's electronic signature (collectively, "pdf Signatures"), and copies of this Fourth Amendment executed and delivered by electronic means or originals of this Fourth Amendment executed by pdf Signature shall have the same force and effect as copies hereof executed and delivered with original wet signatures. All parties hereto may rely upon emailed or pdf Signatures as if such signatures were original wet signatures. Any party executing and delivering this Fourth Amendment by pdf or email shall promptly thereafter deliver a counterpart signature page of this Fourth Amendment containing said party's original signature. All parties hereto agree that a pdf or emailed signature page or a pdf Signature may be introduced into evidence in any proceeding arising out of or related to this Fourth Amendment as if it were an original wet signature page.

10.9
Tenant and Landlord's affiliate, Hudson Concourse, LLC, a Delaware limited liability company ("Hudson Concourse") have concurrently entered into that certain Lease, of even date herewith, whereby Hudson Concourse leases to Tenant Suite 500 and Suite 600 (collectively, the "Concourse Premises") of the building located at 1745 Technology Drive, San Jose, California (the "Concourse"), contingent upon Hudson Concourse successfully terminating the existing leases for the Concourse Premises (collectively, the "Existing Leases") prior to their scheduled expiration dates. In the event Hudson Concourse has not entered into an agreement, within forty-five (45) days after the date of full execution and delivery of this Fourth Amendment, to terminate the Existing Leases effective on or prior to June 1, 2018, Landlord shall so notify Tenant and Tenant may, within five (5) days after such notice, terminate this Fourth Amendment, unless Landlord and Tenant mutually agree in writing to extend the forty-five (45) day period referenced above. In the event Hudson Concourse enters into an agreement, within forty-five (45) days after the date of full execution and delivery of this Fourth Amendment, to terminate the Existing Leases effective as of a date on or prior to June 1, 2018, but fails to deliver the Concourse Premises by June 1, 2018, Tenant may, within five (5) days after such date (but prior to the date Landlord actually delivers the Concourse Premises to Tenant), terminate this Fourth Amendment.

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Fourth Amendment as of the day and year first above written.

LANDLORD:

HUDSON 1740 TECHNOLOGY, LLC,
a Delaware limited liability company

By:Hudson Pacific Properties, L.P.,
a Maryland limited partnership,
its sole member

By:Hudson Pacific Properties, Inc.,
a Maryland corporation,
its general partner

By: /s/ Mark T. Lammas
Name: Mark T. Lammas
Title: Chief Operating Officer, Chief Financial Officer & Treasurer

TENANT:
NUTANIX, INC., a Delaware corporation, By: /s/ Duston Williams Name: Duston Williams Title: Chief Financial Officer